Exhibit 99.1

China XD Plastics Company Limited Announces Official Signing Of Agreement For 300 Thousand Tons Plastics New Material Production, R&D And Training Center Project In Southwest China

HARBIN, China, March 12, 2013 /PRNewswire/ — China XD Plastics Company Limited (NASDAQ: CXDC, “China XD Plastics” or the “Company”), one of China’s leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced the official signing of an agreement with the People’s Government of Shunqing District, Nanchong City of Sichuan Province to construct its fourth production base with 300,000 metric tons plastics new material production capacity and the affiliated research and development center and training center (“the Project”).

According to the its development plan, the Company plans to commence the construction of its fourth production base with 300,000 metric tons production capacity in 2013 following its launches of 45,000, 120,000 and 225,000 metric tons production bases in tandem. The Company plans to complete the Project in approximately two years, funded with its existing cash and cash equivalents, its future operating cash flows and certain debt financing. The decision to build the fourth production base follows China’s 12th Five-Year Plan, which promotes green and environmental protection sectors and new material industries. The Company will benefit from favorable tax policies under China’s Western Development Program by locating the Project in Southwest China.

The Project will be constructed in Nanchong City of Sichuan Province, the center of Chengdu-Chongqing Economic Zone. Within a 400 kilometer radius of the construction site, there are factories for automotive manufacturers such as Shanghai GM, Volvo, Changan Ford and Dongfeng, etc. and a good number of automotive parts manufacturers. The region is also home to industries of high-end applications that the Company has been pursuing, including China Southern Rail Corporation (“CSR”) and China Northern Rail Corporation (“CNR) in the high-speed railway sector, and Xi’an Aircraft Industry (Group) Company Limited, Chengdu Aircraft Industrial (Group) Company Limited and Guizhou Aviation Industry (Group) Company Limited, etc.

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented: “The signing of the agreement for our southwest project marks an important milestone of our Company’s development. Once our southwest production base is completed and in operation, we will be able to effectively cover the entire country geographically and reach our goal of 10% market penetration with our major products, with our southwest production base covering southwest and central China and reaching into east China and our northeast production bases covering northeast and north China and reaching into east China. The applications of our products will be diversified with the addition of high-speed rail, ships, aircraft and other high-end sectors, transforming China XD from a leading modified plastics manufacturer in automotive applications into a leading specialty chemical company in plastics new materials for high-end applications in China.

About China XD Plastics Company Limited

China XD Plastics Company Limited (the “Company”), through its wholly-owned subsidiaries, develops, manufactures and sells modified plastics, primarily for automotive applications. The Company’s products are used in the exterior and interior trim and in the functional components of 23 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company’s wholly-owned research center is dedicated to the research and development of modified plastics, which benefits from its cooperation with well-known scientists from prestigious universities in China. As of September 30, 2012, 236 of the Company’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://cxdc.irpage.net/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, statements reflecting management’s current beliefs regarding anticipated completion and launch of new productions base and its production capacity; increased market penetration expected to be brought by the new production base; preferential tax treatment and other favorable governmental policies expected to be enjoyed by the new Project; market trends and continued demand for our products; the growth expansion into different geographic areas and market segments outside the automotive sector; the growth trends for the automotive sector and our business; and our future growth prospects and market position. These statements and other forward-looking statements are subject to uncertainties and risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website athttp://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics
Mr. Taylor Zhang, CFO (New York)
Phone: +1-212-747-1118
Email: cxdc@chinaxd.net